Exhibit 99.1

   AMIS Holdings, Inc. Reports First Quarter 2007 Financial Results

    --  Six-month backlog grew 10% sequentially to $173M.

    --  GAAP EPS of $0.06, Non-GAAP EPS of $0.17

    POCATELLO, Idaho--(BUSINESS WIRE)--April 26, 2007--AMIS Holdings, Inc. (NASDAQ:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today reported its financial results for the first quarter ended March 31, 2007.

    Financial Results

    First quarter 2007 revenue was $150.4 million, representing a sequential decline of 4 percent but a year over year increase of 9 percent. Gross margin for the quarter was 45.1 percent, up 40 basis points sequentially but down 40 basis points year over year.

    Operating margin was 6.1 percent in first quarter 2007, down 370 basis points sequentially and 320 basis points year over year. The decreases in operating margin were driven in part by costs associated with the Company's first quarter restructuring plan announced in February. On a non-GAAP basis, operating margin for the first quarter of 2007 was 14.6 percent, down 110 basis points sequentially and 50 basis points year over year. First quarter 2007 GAAP and non-GAAP operating margins were negatively affected by increased general and administrative expenses related to a previously announced bad debt charge of $1.1 million attributable to financial difficulties at the Company's major distributor, All American Semiconductor, which filed for bankruptcy protection yesterday. Non-GAAP operating margins for the first quarter of 2007 and 2006 exclude amortization of acquisition-related intangibles, restructuring charges and stock-based compensation expense.

    Net income for first quarter 2007 was $5.1 million, or $0.06 per diluted share. Net income for the same period in 2006 was $8.5 million or $0.10 per diluted share. The year over year decrease in net income was primarily the result of higher operating expenses, including the bad debt reserve and incremental charges from the first quarter restructuring plan. Non-GAAP net income for first quarter 2007 was $14.9 million or $0.17 per diluted share, compared to $14.6 million or $0.16 per diluted share in first quarter 2006. First quarter 2006 and 2007 non-GAAP net income excludes amortization of acquisition-related intangibles, restructuring charges and stock-based compensation, net of tax effects. First quarter 2007 non-GAAP net income also excludes $0.8 million of pre-tax charges related to the recently completed secondary stock offering, from which the Company received no proceeds.

    "I am pleased with our overall financial performance during the first quarter and with the growth of our six month backlog to $173 million as a result of stronger bookings," stated Christine King, chief executive officer. "In addition, during the first quarter we set a record for new design wins as measured by anticipated three-year revenue and we continued to make progress on our margin improvement initiatives as reflected in the sequential increase in our gross margins. Our focus for the coming year remains on margin improvement, revenue growth above our target end-market rates, and increasing our application-specific standard products offering."

    The Company generated operating cash flow during the quarter of $13.6 million. Cash at the end of the quarter was $79.6 million, an increase of $2.5 million sequentially. Capital expenditures during first quarter 2007 were $10.9 million.

    Business Outlook

    "We expect to resume revenue growth in the second quarter 2007," stated David Henry, senior vice president and chief financial officer. "We are beginning to see the benefits from our operational improvements, however we expect those benefits will be offset by an unfavorable product mix in the second quarter due to weakness in the industrial market and in certain medical sub-segments. Our outlook for the second quarter of 2007 is as follows:

    --  Revenue is expected to be up 2 to 5 percent sequentially,

    --  Gross margin is expected to be roughly flat sequentially,

    -- GAAP diluted earnings per share is expected to be in the range of $0.07 to $0.10 per diluted share. Excluding amortization of acquisition related intangibles, restructuring and impairment charges and stock compensation expense, non-GAAP diluted earnings per share is expected to be in the range of $0.16 to $0.18,

    -- We continue to expect full year capital expenditures to be approximately nine percent of annual revenues."

    Conference Call and Webcast Information

    Christine King, CEO, along with David Henry, senior vice president and CFO, will host a conference call on April 26, 2007 at 5 p.m. ET, to discuss the Company's first quarter financial results and its updated business outlook. The web simulcast of this call will be available under the investor relations section of the Company's web site at http://www.amis.com. A webcast replay will be available at that same location until close of business May 10, 2007.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal and structured digital products, AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region.

    Additional Information Regarding Non-GAAP Financial Measures

    Management presents non-GAAP financial measures in this release because we use them as an additional measure of our operating performance and we believe that showing these excluded charges enhances comparability between current and prior periods. Please see the reconciliation of each of these non-GAAP financial measures to its closest GAAP financial measure in the financial statements that accompany this release. Non-GAAP net income and non-GAAP earnings per share should not be considered as alternatives to net income, earnings per share or other consolidated operations data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance or as a measure of liquidity.

    Forward Looking Statements

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our anticipated focus for the coming year on margin improvement, revenue growth above our target end market rates, and increasing our application-specific standard products offering; expectation of an unfavorable product mix in the second quarter due to weakness in the industrial market and in certain medical sub segments; anticipation that unfavorable revenue mix in second quarter is expected to offset the benefits from recent operational improvements; and guidance on second quarter 2007 revenue, gross margin, GAAP and non-GAAP earnings per share, and capital expenditures. These forward-looking statements involve risks and uncertainties that could cause the actual results to differ materially from those anticipated by these forward-looking statements. These risks include the failure to properly execute on anticipated restructuring plans, the failure to properly and efficiently operate our manufacturing facilities and to take the actions necessary to increase our gross margins and avoid manufacturing defects and unnecessary scrap, our ability to manage the availability, capacity and quality of our subcontractors, manufacturing underutilization, changes in the conditions affecting our target markets, fluctuations in customer demand, timing and success of new products, competitive conditions in the semiconductor industry, failure to maintain and improve the quality and effectiveness of our internal controls over financial reporting, failure to properly operate our manufacturing facilities so as to avoid manufacturing defects and unnecessary scrap, failure to successfully integrate the Flextronics, Starkey and NanoAmp Solutions businesses, loss of key personnel, general economic and political uncertainty, conditions in the semiconductor industry, and other risks and uncertainties that we identified in reports filed from time to time with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. We do not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.



                         AMIS Holdings, Inc.
             Condensed Consolidated Statements of Income
                      (In Millions - Unaudited)

                          Three Months Ended
                            March 31, 2007

                                    Adjustments
                     -----------------------------------------
                       Amort-
                     ization of
                       Acquis-   Restruct-  Share-
                       ition     uring and  based     Second-
                       Related    Impair-   Compen-    ary
                      Intangible   ment     sation    Offering  Non-
              GAAP      Assets    Charges   Expense   Expenses   GAAP
             ---------------------------------------------------------
Revenue      $150.4  $        -  $      -  $      -  $      -  $150.4
Cost of
 revenue       82.6           -         -      (0.3)        -    82.3
             ---------------------------------------------------------
Gross profit   67.8           -         -      (0.3)        -    68.1

Operating
 expenses:
 Research &
  develop-
 ment          26.2           -         -      (0.5)        -    25.7
 Selling,
  general and
  admin-
 istrative     21.4           -         -      (0.9)        -    20.5
 Amort-
 ization
  of
  acquis-
 ition-
  related
  intangibles   5.0        (5.0)        -         -         -     0.0
 Restruct-
 uring and
  impairment
  charges       6.1           -      (6.1)        -         -     0.0
             ---------------------------------------------------------
               58.7        (5.0)     (6.1)     (1.4)        -    46.2

Operating
 income         9.1         5.0       6.1       1.7         -    21.9

Non-operating
 expenses,
 net            5.6           -         -         -      (0.8)    4.8

Income before
 income taxes   3.5         5.0       6.1       1.7       0.8    17.1
Provision
 (benefit)
 for income
 taxes         (1.6)        0.8       2.2       0.5       0.3     2.2
             ---------------------------------------------------------
Net income   $  5.1  $      4.2  $    3.9  $    1.2  $    0.5  $ 14.9
             =========================================================

Earnings per
 share
 Basic       $ 0.06                                            $ 0.17
 Diluted     $ 0.06                                            $ 0.17

Weighted
 average
 shares
 Basic         88.4                                              88.4
 Diluted       89.6                                              89.6

Key Ratios &
 Information:

Gross margin   45.1%                                             45.3%
Operating
 margin         6.1%                                             14.6%
                     -----------------------------------------


                          Three Months Ended
                            April 1, 2006

                               Adjustments
                     -------------------------------
                       Amort-
                     ization of
                       Acquis-   Restruct-  Share-
                       ition     uring and   based
                       Related    Impair-   Compens-
                      Intangible   ment     ation
              GAAP      Assets    Charges   Expense  Non-GAAP
             -------------------------------------------------

Revenue      $138.6  $        -  $      -  $      -  $  138.6
Cost of
 revenue       75.6           -         -         -      75.6
             -------------------------------------------------
Gross profit   63.0           -         -         -      63.0

Operating
 expenses:
 Research &
  develop-
 ment          24.1           -         -      (0.8)     23.3
 Selling,
  general and
  admin-
 istrative     19.8           -         -      (1.0)     18.8
 Amort-
ization of
 acquis-
 ition-
  related
  intangibles   4.1        (4.1)        -         -         -
 Restruct-
 uring and
  impairment
  charges       2.1           -      (2.1)        -         -
             -------------------------------------------------
               50.1        (4.1)     (2.1)     (1.8)     42.1

Operating
 income        12.9         4.1       2.1       1.8      20.9

Non-operating
 expenses,
 net            4.2           -         -         -       4.2

Income before
 income taxes   8.7         4.1       2.1       1.8      16.7
Provision for
 income taxes   0.2         0.6       0.7       0.6       2.1
             -------------------------------------------------
Net income   $  8.5  $      3.5  $    1.4  $    1.2  $   14.6
             =================================================

Earnings per
 share
 Basic       $ 0.10                                  $   0.17
 Diluted     $ 0.10                                  $   0.16

Weighted
 average
 shares
 Basic         86.7                                      86.7
 Diluted       89.1                                      89.1

Key Ratios &
 Information:

Gross margin   45.5%                                     45.5%
Operating
 margin         9.3%                                     15.1%
                     -------------------------------




                         AMIS Holdings, Inc.
                Condensed Consolidated Balance Sheets
                            (In Millions)

                                             March 31,    December 31,
                                               2007          2006
                                            (unaudited)
                                            ------------  ------------
Assets
--------------------------------------------
Current assets:
 Cash and cash equivalents                   $     79.6     $    77.1
 Accounts receivable, net                         106.6         110.1
 Inventories                                       82.8          77.5
 Deferred tax assets                                4.4           3.9
 Prepaid expenses and other current assets         27.7          32.3
                                            ------------  ------------
Total current assets                              301.1         300.9

Property, plant and equipment, net                215.4         215.9
Goodwill, net                                      89.8          89.1
Other intangibles, net                             96.1         100.6
Deferred tax assets                                64.2          61.3
Other long-term assets                             24.4          23.4
                                            ------------  ------------

Total assets                                 $    791.0     $   791.2
                                            ============  ============

Liabilities and Stockholders' Equity
Current liabilities:
 Current portion of long-term debt           $      2.8     $     2.8
 Accounts payable                                  49.5          56.5
 Accrued expenses                                  52.9          58.4
 Foreign deferred tax liability                     0.9           2.3
 Income taxes payable                               3.6           1.7
                                            ------------  ------------
Total current liabilities                         109.7         121.7

Long-term debt, less current portion              276.1         276.8
Other long-term liabilities                        11.4          10.0
                                            ------------  ------------
Total liabilities                                 397.2         408.5

Stockholder's equity:
Common stock                                        0.9           0.9
Additional paid-in capital                        557.2         553.6
Accumulated deficit                              (207.3)       (211.5)
Accumulated other comprehensive income             43.0          39.7
                                            ------------  ------------
Total stockholders' equity                        393.8         382.7

Total liabilities and stockholders' equity   $    791.0     $   791.2
                                            ============  ============




                         AMIS Holdings, Inc.
           Condensed Consolidated Statements of Cash Flows
                            (In Millions)

                                                   Three Months Ended:
                                                   -------------------
                                                   March 31, April 1,
                                                     2007      2006

Cash flows from operating activities
Net income                                          $   5.1   $   8.5
 Adjustments to reconcile net income to net cash
  provided by operating activities:
  Depreciation and amortization                        17.1      16.4
  Amortization of deferred financing costs              0.2       0.2
  Share-based compensation expense                      1.4       1.8
  Impairment of long-term asset                         0.2         -
  Restructuring charges, net of cash expended           1.8         -
  Benefit from deferred income taxes                   (4.3)     (2.0)
  Loss on disposition of property, plant and
   equipment                                            0.6       0.1
  Changes in operating assets and liabilities:
   Accounts receivable                                  4.1      (0.6)
   Inventories                                         (5.0)     (6.7)
   Prepaid expenses and other assets                    4.2       1.5
   Accounts payable and other accrued expenses        (11.8)     (6.7)
                                                   --------- ---------
Net cash provided by operating activities              13.6      12.5
Cash flows from investing activities
 Purchases of property, plant and equipment           (10.9)     (7.8)
 Change in restricted cash                              0.2         -
 Change in other assets                                (2.0)        -
                                                   --------- ---------
Net cash used in investing activities                 (12.7)     (7.8)
Cash flows from financing activities
 Payments on long-term debt                            (0.7)     (0.8)
 Proceeds from exercise of stock options                2.0       1.3
                                                   --------- ---------
Net cash (used in) provided by financing activities     1.3       0.5

Effect of exchange rate changes on cash and cash
 equivalents                                            0.3       1.0
                                                   --------- ---------
Net decrease in cash and cash equivalents               2.5       6.2
Cash and cash equivalents at beginning of period       77.1      96.7
                                                   --------- ---------
Cash and cash equivalents at end of period          $  79.6   $ 102.9
                                                   ========= =========

    CONTACT: AMI Semiconductor
             Wade Olsen, 208-234-6045 (Investor Relations) wade_olsen@amis.com
             Tamera Drake, 208-234-6890 (Media Relations) tamera_drake@amis.com